Exhibit 99.1

Policy on Stock Compensation Plan for Directors

Article 1 (General Provision)
This Policy prescribes provisions of the Stock Compensation Plan applicable to Directors.

Article 2 (Stock Compensation Plan - Definition)
The Stock Compensation Plan in this Policy means a plan to vest the Company’s shares to Directors through the Trust.
(2) For the purpose of this Policy, the terms shall have the meanings specified in the following items, other than specified in other articles.
1. The “Plan” means the Stock Compensation Plan specified in the preceding paragraph.
2. “Company Shares” means the common stock of the Company.
3. The “Trust” means a trust established based on the Trust Agreement as specified in the following item.
4. The “Trust Agreement” means Board Incentive Plan Trust Agreement concluded between the Company as entruster and Mitsubishi UFJ Trust and Banking Corporation as trustee.
5. The “Dividends” means the year-end dividends and the interim dividends allocated to the Company Shares.
6. “ADS” means an American depositary share of the Company. For the sake of clarity, each ADS is the equivalent of 1/2 of one (1) share of Company Share.
7. “Custody Account” means a securities account held by a custodian in Japan for an ADS depository bank, the account information of which will be notified by the Company to the trustee of the Trust.

Article 3 (Purpose)
The purpose of the Plan for Internal Directors (as defined in Article 4) is to improve the Company’s medium- long-term performance as well as to further increase the awareness to contribute to increasing corporate value, and for Audit and Supervisory Committee Members (as defined in Article 4) and External Directors (as defined in Article 4), to support a shared sense of profit with shareholders and to contribute to increasing corporate value, by introducing the scheme that the Company shall vest or pay (“Vesting, etc.”) the Company Shares, the sales price of the Company Shares, and Dividends (collectively, “Company Shares, etc.”) to Directors through the Trust. Further, if an Eligible Participant for Share Vesting (as defined in Article 9) is a non-Japanese resident, except for the cases where vesting of Company Shares or delivery ADSs is legally prohibited or administratively impracticable, the Company Shares shall be vested by transferring the relevant Company Shares to the Custody Account and such Company Shares shall be converted to ADSs for subsequent delivery to such Eligible Participant.

Article 4 (Establishment and Change of the Trust)
The Company shall be able to establish one (1) Trust per fiscal year (Notwithstanding the above, in the case that the Company applies to Directors who took office after July 1 of each fiscal year the Plan over the target period starting from such fiscal year, etc. the Company may create more than one Trust in one (1) fiscal year). For Directors who are not External Directors (excluding Directors who are Audit and Supervisory Committee Members and Directors resident overseas) (“Internal Directors”) , for Directors who are Audit and Supervisory Committee Members (“Audit and Supervisory Committee Members”), and for External Directors (excluding Directors who are Audit and Supervisory Committee Members) (“External Directors”), the established individual Trust shall be implemented as an incentive plan over consecutive three (3) fiscal years starting from the fiscal year when the Trust is established (“Establishment Year”).
(2) Notwithstanding the provisions of the preceding paragraph, in case there is a Trust whose trust term will expire in a fiscal year, the Company may utilize the said Trust in place of establishing a new Trust in such fiscal year, by changing the Trust (extension of the trust term, etc.), and entrusting additional money to the Trust. In this case, the said Trust shall be regarded to be a new Trust when the said change and entrusting additional money are made to the said Trust, and this Policy shall apply thereafter.

Article 5 (Participant of the Plan)
The Participants in each Trust (eligible Directors to receive Vesting, etc. of the Company Shares, etc. under each Trust; the same shall apply hereafter) are Internal Directors, Audit and Supervisory Committee Members, and External Directors who are in office as of July 1 of the Establishment Year (Notwithstanding the above, in the case that the Company applies to Directors who took office after July 1 of each fiscal year the Plan over the target period starting from such fiscal year based on Paragraph 1, Article 4, etc., such Directors are also the Participants in the Trust in question).

Article 6 (Point Calculation)
The Company shall grant Base Points to the Participants under each Trust pursuant to the formula in Exhibit 1. However, Base Points for One-time special Performance Share Unit awards shall be granted only to Internal Directors.
(2) The Company shall grant Share Conversion Points and decrease Base Points in the relevant Trust, based on the calculation formula in Exhibit 2-1, with regards to the Participants in each Trust who are in office as Internal Directors as of June 1 in each year from the next fiscal year of the Establishment Year to the three (3) fiscal years thereafter, and based on the calculation formula in Exhibit 2-2, with regards to the Participants in each Trust who are in office as Audit and Supervisory Committee Members, or as External Directors as of June 1 in the following year of the Establishment Year of each Trust.
(3) Even if a Participant falls in the category prescribed in the Paragraph 1 of Exhibit 3, the Company shall also grant Share Conversion Points and decrease Base Points in the relevant Trust in the same manner as the preceding paragraph.
(4) If a Participant falls in the category prescribed in the Paragraph 2 of the Exhibit 3, the remaining Base Points granted to such Participant under each Trust which are not decreased, shall be all converted to Share Conversion Points. (as a result, remaining Base Points of such Participant are decreased to nil).

Article 7 (Calculation of Shares Vested)
The Company shall calculate the number of shares vested to each Participant under each Trust, by dividing Share Conversion Points granted pursuant to the provisions of the preceding article by the points specified in Exhibit 4 (Such number shall be hereinafter referred to as “Calculated Basic Number of Shares”).
(2) Fractions after the decimal point shall be disregarded in the calculation prescribed in the preceding paragraph.

Article 8 (Conditions on Share Vesting)
If a Participant under each Trust meets each of the conditions prescribed in the Exhibit 5, such Participant shall have met the conditions on Vesting, etc. of Company Shares, etc., under the Plan (Such conditions shall be hereinafter referred to as “Conditions on Share Vesting”).
(2) Notwithstanding the provisions of the preceding paragraph, if a Participant in each Trust has committed material breach of the duties of Directors or Company Regulations, the Company shall not implement Vesting, etc. of the Company Shares, etc. pursuant to the Plan to such Participant.

Article 9 (Eligible Participants for Share Vesting/Request for Vesting)
The Company shall request to the trustee of each Trust to vest Company Shares from the trust property, withholding the number of shares in the following items from the Calculated Basic Number of Shares calculated pursuant to Article 7, to Participants who meet the Conditions on Share Vesting (collectively, “Eligible Participants for Share Vesting”, together with the heir, if a Participant falls in the category of Paragraph 2 of Exhibit 3 and Share Conversion Points are granted), pursuant to the Trust Agreement relevant to the said Trust.
1.The number of shares necessary to be sold to secure the fund to pay tax for vesting Company Shares to Eligible Participants for Share Vesting (The number shall be 50% of Calculated Basic Number of Shares calculated pursuant to Article 7 (after calculation, any fraction after the decimal point shall be disregarded). This number of Company Shares shall be hereinafter referred to as “Shares for Funding Tax Payment”).
2.The number of shares less than one share unit as a result of withholding Shares for Funding Tax Payment from Calculated Basic Number of Shares calculated pursuant to Article 7 (This fraction Company Shares together with Shares for Funding Tax Payment shall be hereinafter collectively, referred to as “Shares to Sell”).
(2) The Company shall request to the trustee of each Trust to sell the Shares to Sell in the stock market and pay cash equivalent to the sales price of such shares to Eligible Participants for Share Vesting.
(3) Notwithstanding the provisions of the preceding two paragraphs, if Eligible Participants for Share Vesting are non-Japan residents and vesting of the Company Shares or delivery of ADSs is legally impermissible or administratively impracticable, or if Share Conversion Points were granted due to the reason of Paragraph 2 of Exhibit 3, the Company shall request to the trustee of each Trust to sell all of Company Shares equivalent to Calculated Basic Number of Shares calculated pursuant to Article 7 in the stock market, and pay cash equivalent to the sales price of the said Company Shares to Eligible Participants for Share Vesting.

(4) The Company shall request to the trustee of each Trust, to pay to the Eligible Participants for Share Vesting the Dividends paid to the Company Shares equivalent to the Calculated Basic Number of Shares obtained pursuant to Article 7, based on the dividend record date decided during the period from the date when Base Points of the each Trust are vested to the date when the Vesting, etc. of Company Shares, etc. is made pursuant to the following paragraph.
(5) The Vesting, etc. of Company Shares, etc. pursuant to this article shall be made basically in July every year immediately after granting Share Conversion Points for a Participant who is an Internal Director, and for a Participant who is an Audit and Supervisory Committee Member or an External Director shall be made basically in July three (3) fiscal years after the Establishment Year of each Trust. However, to the Eligible Participants for Share Vesting whose Initial Base Points were converted to Share Conversion Points pursuant to the provision of Paragraph 4, Article 6, the Vesting, etc. shall be made on the following date.
1.To a Participant who falls under the provision of Paragraph 4, Article 6 pursuant to Paragraph 2 of Exhibit 3, the Scheduled Vesting Date immediately after granting Share Conversion Points (the Scheduled Vesting Date means January 10, March 10, July 10 or October 10 every year (however, March 10 is only for the Eligible Participants for Share Vesting resident overseas. If these days are holidays, the preceding business day); the same shall apply hereafter). When there is less than 50 days interval between the day of the Company’s request to the trustee of each Trust and the Scheduled Vesting Date immediately after the said Share Conversion Points are granted, the next Scheduled Vesting Date of such Scheduled Vesting Date.

Article 10 (Documents to be Submitted by Eligible Participants for Share Vesting)
Before requesting for vesting or payment pursuant to the preceding article, the Company shall notify the Eligible Participants for Share Vesting based on the Trust Agreement, that each of such Participants has become the beneficiary for the Company Shares, etc., and the Eligible Participants for Share Vesting shall submit the documents specified in the following items to the Company whenever receiving the said notice. However, regarding Eligible Participants for Share Vesting who have become non-Japan residents, or as the heir pursuant to Paragraph 2 of Exhibit 3, the submission of documents in item 3 is not required, and when the Company admits the plan operation will not be affected and the trustee of the Trust approves, the submission of a part of the documents may be omitted.
1.Identity verification document (a copy of driver's license or health insurance ID card, etc.)
2.Address
3.Securities account (including subscriber account code and information regarding specified account, or not)
4.Transfer account
5.Application for Vesting
6.Necessary tax returns required by Income Tax Act and Local Tax Act
7.Other documents specified by the trustee of the Trust
(2) The Company shall not request for vesting or payment pursuant to the preceding article, if an Eligible Participant for Share Vesting has failed to submit the documents prescribed in the preceding paragraph within one (1) month from the date of the Company’s notification, and the vesting to such Participant of the Company Shares, etc. stated in the notice thereof shall be forfeited.
(3) If an Eligible Participant for Share Vesting is a non-Japanese resident, except for the cases where vesting of the Company Shares or delivery of ADSs is legally prohibited or administratively impracticable, the Custody Account shall be deemed to have been designated as the securities account set forth in item 3 of Paragraph 1 above.

Article 11 (Vesting/Payment of Company Shares/Cash)
The trustee of the Trust shall, after verifying Eligible Participants for Share Vesting to be the beneficiary of the Trust through a certain process prescribed in the Trust Agreement, vest Company Shares from the Trust pursuant to this Policy to the securities account designated by the Eligible Participants for Share Vesting in the item 3, Paragraph 1 of the preceding article, and shall pay to the transfer account designated by the Eligible Participants for Share Vesting in item 4 of Paragraph 1 of the preceding article, through the Company, the selling price of the Company Shares and Dividends withholding the amount corresponding to the funding of tax payment.
(2) If an Eligible Participant for Share Vesting is a non-Japanese resident, except for the cases where vesting of the Company Shares or delivery of ADSs is legally impermissible or administratively impracticable, the trustee of the Trust shall implement the vesting of the Company Shares set forth in the preceding paragraph by transferring the Company Shares to the Custody Account and such Company Shares shall be converted to ADSs for subsequent delivery to such Eligible Participant.

Article 12 (Reclaim for the Amount Corresponding to the Vesting)
In case it becomes clear that, after receiving Vesting, etc. of Company Shares, etc. (including ADSs; hereinafter the same in this Article) pursuant to the preceding article, an Eligible Participant for Share Vesting has committed material breach of the duties of Directors or of Company Regulations, the Company shall be able to claim compensation to such Participant for the income corresponding to the Vesting, etc. of Company Shares, etc.
(2) In case it becomes clear that, after receiving Vesting, etc. of Company Shares, etc. pursuant to the preceding article, an Eligible Participant for Share Vesting (excluding person who became an Eligible Participants for Share Vesting due to the category specified in Exhibit 3) has obtained employment, etc. from a competitive company without the Company’s permission, the Company shall be able to claim compensation to such Participant for the income corresponding to the Vesting, etc. of Company Shares, etc.

Article 13 (Discontinuation of the Plan)
In case the Trust expires pursuant to the provisions of the Trust Agreement, or the Trust Agreement is terminated, the Company shall be able to discontinue a part or a whole of the Plan.

Article 14 (Subject for Discussion)
If the Company Shares in the Trust increase or decrease due to the share split, the allotment of shares without contribution, or the consolidation of shares, etc., the Company shall revise the Exhibit.
(2) Before amending this Policy (including the case to change the grant level of amount for each Director set out separately in each Trust, shown in the calculation formula of Exhibit 1, the Company shall obtain approval in advance of the trustee and trust administrator (a person who makes directions, etc. regarding transactions of Company Shares, or non-exercise of voting rights of the Trust, sincerely and equitably on behalf of Directors as candidate beneficiary; a lawyer or a certified public accountant who is a third party independent of the Company will play this role.) of each Trust (However, in case of changing the formula in Exhibits 1, 2-1 or 2-2 for the purpose to be applied to the future Trusts, a prior notice to the trustee of the Trust shall suffice.). In addition, the Company shall go through the resolution of General Meeting of Shareholders, if deemed necessary.

Supplementary Provisions
1.This Policy shall be effective as of September 1, 2014. The Policy for Audit and Supervisory Committee Members prior to the integration into this Policy ("Pre-integration Policy for Audit and Supervisory Committee Members") shall be effective as of September 1, 2016.
2.Notwithstanding the revisions of this Policy implemented on July 1, 2019 (including Pre-integration Policy for Audit and Supervisory Committee Members), the previous Policy before the revision implemented on July 1, 2019 (including Pre-integration Policy for Audit and Supervisory Committee Members) shall be applied to the vesting from the Trust based on Base Points granted from the fiscal year 2016 to fiscal year 2018.
3.Previous Policy before the revision implemented on July 1, 2019 shall be applied to the Ex-Post Evaluation Base Points which is a part of Base Points provided under the Trust established in the fiscal year 2019 to External Directors who were elected at the Extraordinary General Meeting of Shareholders (held on December 5, 2018) and took office as of January 8, 2019.
4.The provisions of this Policy regarding vesting of the Company Shares from the Trust to the Custody Account shall apply solely to the vesting of the Company Shares from the Trust based on Base Points granted in fiscal year 2022 and thereafter where the Eligible Participants for Share Vesting are non-Japanese residents. All grants to non-Japanese residents of Base Points prior to fiscal year 2022 shall vest and be paid as the cash equivalent to the sales price of the applicable Company Shares in accordance with paragraph 3 of Article 9 of this Policy.

(Exhibit 1)
[For Internal Directors]
(Calculation Formula of Initial Base Points)

Basic compensation x Target rate for annual stock compensation	/
Closing price of the Company Share in the Tokyo Stock Exchange as of July 1 in the Establishment Year of each Trust (closing price on the trading day immediately preceding such date if no closing price is available on such date)

*Fractions after the decimal point shall be disregarded.
*Target rate is a ratio of stock compensation to the basic compensation, and decided according to the roles and responsibilities, etc. of each Director.

(Calculation Formula of Base Points for One-time special Performance Share Unit awards)

[Basic compensation] x [Target rate] for One-time special Performance Share Unit awards] / [Closing price of the Company Share in the Tokyo Stock Exchange as of July 1 in the Establishment Year of each Trust (closing price on the trading day immediately preceding such date if no closing price is available on such date)]
* Fractions after the decimal point will be disregarded.
* LTI Target (%) for One-time special Performance Share Unit awards is determined separately.

[For Audit and Supervisory Committee Members and External Directors]
(Calculation Formula of Base Points)

Basic compensation x Target rate	/
Closing price of the Company Share in the Tokyo Stock Exchange as of July 1 in the Establishment Year of each Trust (closing price on the trading day immediately preceding such date if no closing price is available on such date)

*Fractions after the decimal point shall be disregarded.
*Target rate is a ratio of stock compensation to the basic compensation, and decided according to the roles and responsibilities, etc. of each Audit and Supervisory Committee Member and External Director.

(Exhibit 2-1) [For Internal Directors]
1.Calculation Formula of Share Conversion Points to be Granted

(i)    First and second fiscal years after the Establishment Year
Initial Base Points x 40% x 1/3 + Base Points for One-time special Performance Share Unit awards x 1/3 x performance factor (a)
* If there occurs any fractions after the decimal point, for the Share Conversion Points for the year following the Establishment Year of the Trust and the year following such year, such fractions shall be tentatively disregarded, and the total number of such fractions shall be added to the Share Conversion Points after three (3) years after the Establishment Year of the Trust.
(ii)    Third fiscal year after the Establishment Year
Initial Base Points x 40% x 1/3 + Initial Base Points x 60% x performance factor (b) + Base Points for One-time special Performance Share Unit awards x 1/3 x performance factor (a)
* Performance factor (a) shall be applied to One-time special Performance Share Unit awards and performance factor (b) shall be applied to annual stock compensation respectively.
* In case there are fractions after the decimal point as a result of adding total number of such fractions calculated in the aforementioned (i)* to the Share Conversion Points calculated in the formula above, these fractions shall be disregarded.
* Performance factor (a) and (b) shall be decided in the range of 0% to 200% based on the performance achievement of business objectives such as consolidated revenue, free cash flow, indicators on earnings, R&D target, integration success factors respectively.
*    In case a Director falls in the category of Paragraph 1 of Exhibit 3, the Company shall decide the performance factor (a) and (b) respectively in consideration of the circumstances.
* In case a Director falls in the category of Paragraph 2 of Exhibit 3, the performance factor (a) and (b) is 100% without exception.

2.Calculation Formula to Decrease Base Points
(i)    First and second fiscal years after the Establishment Year
Initial Base Points x 40% x 1/3 + Base Points for One-time special Performance Share Unit awards x 1/3
(ii)    Third fiscal year after the Establishment Year
Initial Base Points x 40% x 1/3 + Initial Base Points x 60% + Base Points for One-time special Performance Share Unit awards x 1/3

(Exhibit 2-2) [For Audit and Supervisory Committee Members and External Directors]
1.Calculation Formula of Share Conversion Points to be Granted
Initial Base Points x 100%

2.Calculation Formula to Decrease Base Points
Initial Base Points x 100%

(Exhibit 3)
1.Resignation/retirement (excluding voluntary resignation from office and resignation from office due to disciplinary dismissal) or for other justifiable reasons. This includes any Director who ceases to serve as a Director due to their inability to perform such service as a Director due to illness, injury, or physical or mental disorder.
2.A Director’s death during the term of office

(Exhibit 4)
One (1) point per one (1) share

(Exhibit 5)
1.For Internal Directors, they shall be in office as of June 1 each fiscal year, or shall fall in the category prescribed in Exhibit 3.
2.For Audit and Supervisory Committee Members, they shall be in office as of June 1 of next year of the Establishment Year, or fall in the category prescribed in Exhibit 3.
3.For External Directors, they shall be in office as of June 1 of next year of the Establishment Year, or fall in the category prescribed in Exhibit 3.

Name of Company Regulation	Policy on Stock Compensation Plan for Directors
Enacted: October 17, 2014		Implemented: September 1, 2014
Revision Date	Implementation Date	Revision Date	Implementation Date

June 1, 2015	July 1, 2015
September 13, 2016	September 1, 2016
August 6, 2019	July 1, 2019
March 31, 2020	April 1, 2020
May 14, 2021	April 1, 2021
May 16, 2022	April 1, 2022